Exhibit 99.1

FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces Operating Results for the Fourth Quarter and Fiscal Year Ended February 1, 2014

•	Comparable store sales increased 4.0% and 4.7%, for the fourth quarter and fiscal year, respectively

•	For the 52 weeks ended February 1, 2014 compared with the 53 weeks ended February 2, 2013:

•	Total net sales rose 7.2%

•	Adjusted EBITDA increased 15.6%, or $51.7 million

•	Adjusted EBITDA margin expanded 70 basis points

•	Adjusted EPS increased 14.5% to $0.95

•	Comparable store inventory decreased 9.2%

BURLINGTON, New Jersey; March 20, 2014—Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the fourth quarter and fiscal year ended February 1, 2014.

Tom Kingsbury, President and Chief Executive Officer stated, “We are extremely pleased with our results in the fourth quarter and for the full year, given our strong sales and bottom line performance. For the year, we achieved a comparable store sales increase of 4.7%, an increase in Adjusted EBITDA of 15.6%, Adjusted EBITDA margin expansion of 70 basis points, and a 17.9% increase in Adjusted Net Income. These results benefited from strong fourth quarter comps of 4.0% as we continued to improve the execution of our off-price model. We remain focused on delivering great value, brands and freshness to our customers every day as well as executing our growth initiatives to improve comparable store sales, expand our retail store base and enhance our operating margins in Fiscal 2014 and beyond.”

Note regarding Non-GAAP financial measures

The following discussion includes references to Adjusted EBITDA, Adjusted Net Income, and Pro Forma Adjusted EPS. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Fourth Quarter Fiscal 2013 Operating Results (for the 13 week period ended February 1, 2014 compared with the 14 week period ended February 2, 2013)1:

•	Comparable store sales increased 4.0%. In Fiscal 2012, certain stores were directly impacted by Hurricane Sandy and were not included in our comparable store base. In 2013, including these stores, comparable store sales increased 4.3%.

•	Net sales increased 1.3% to $1,334.3 million. Prior year net sales included approximately $54 million associated with the 53rd week ended February 2, 2013.

•	Gross margin expanded by 30 basis points primarily due to improved merchandising margins. Costs to process goods through the Company’s supply chain and buying costs, which are included in selling and administrative expenses, rose by a similar rate, as expected.

•	Selling and administrative expenses, exclusive of advisory fees, as a percentage of net sales were 28.0% vs. 27.8% last year. The fourth quarter last year was positively impacted by the reversal of incentive compensation accruals while the fourth quarter this year includes incentive compensation expense associated with performance better than plan. The incentive compensation expense difference resulted in an 80 basis point increase in expense quarter over quarter, which was partially offset by improved leverage on store payroll of 40 basis points and occupancy and other store expenses of 30 basis points, as well as leverage on corporate expenses.

•	Adjusted EBITDA increased 2.2%, or $4.2 million, to $194.8 million from last year. Sales growth along with gross margin expansion more than offset the increase in the Company’s incentive compensation accruals noted above. The 14th week included in the fourth quarter last year resulted in incremental Adjusted EBITDA of $0.5 million.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, decreased $0.9 million to $35.1 million.

•	Interest Expense decreased $2.0 million from last year driven primarily by interest savings on the Company’s Term Loan as a result of the May 2013 Term Loan refinancing, partially offset by incremental interest associated with the Company’s Holdco Notes issued in February 2013.

•	Adjusted tax expense was $51.3 million vs. $42.8 million last year. The adjusted effective tax rate was 38.8% vs. 34.2% last year. The increase in the rate is the result of incremental tax credits recorded last year.

•	Adjusted Net Income was $81.0 million vs. $82.4 million last year, or $1.07 per pro forma diluted share vs. $1.15 last year. The pro forma number of fully diluted shares was 75.4 million vs. 71.9 million last year.

Fiscal 2013 Operating Results (for the 52 week period ended February 1, 2014 compared with the 53 week period ended February 2, 2013)1:

•	Comparable store sales increased 4.7%. Including the stores impacted by Hurricane Sandy, comparable store sales increased 4.9%.

•	Net sales increased 7.2% to $4,427.5 million. Prior year net sales included approximately $54 million associated with the 53rd week.

•	Gross margin rate expanded by 30 basis points primarily due to improved merchandising margins. Costs to process goods through the Company’s supply chain and investments in the merchandising team, which are included in selling and administrative expenses, also rose by 30 basis points.

•	Selling and administrative expenses, exclusive of advisory fees, as a percentage of net sales improved to 31.4% from 31.7% last year. The 30 basis point improvement was driven by leverage of store and marketing expenses, of 100 basis points and 20 basis points, respectively. This was partially offset by a 50 basis point increase in incentive compensation expense and a 30 basis point rise in supply chain, merchandising and product costs.

•	Adjusted EBITDA increased 15.6%, or $51.7 million, to $383.7 million, representing a 70 basis point improvement in rate for the year.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, was $138.9 million, an increase of $3.4 million over last year, primarily attributed to the opening of 21 net new stores during the year.

•	Interest Expense increased $13.8 million to $127.7 million vs. last year, primarily driven by increased interest expense associated with the Company’s $350 million Holdco Notes, partially offset by a reduction in the interest rate on its Term Loan as a result of the May 2013 refinancing.

•	Adjusted tax expense was $47.1 million vs. $23.1 million last year. The adjusted effective tax rate was 40.1% vs. 27.9% last year. The increase in the rate is a result of the recognition of tax credits and the reversal of certain tax positions last year. In addition, this year’s rate was negatively impacted by the write-off of deferred tax assets related to vested stock options exercised.

•	Adjusted Net Income was $70.2 million vs. $59.6 million last year, or $0.95 per pro forma diluted share vs. $0.83 last year. The pro forma number of diluted shares outstanding was 74.3 million vs. 72.1 million last year. The 53rd week last year reduced Adjusted Net Income by approximately $3 million, or $0.04 per pro forma diluted share.

[1]	Fiscal 2013 included 52 weeks versus 53 weeks last year, with the additional week occurring in the fourth quarter last year. Comparable store sales for the fourth quarter and full year 2013 were calculated using the 13 and 52 week periods ended February 1, 2014 compared to the 13 and 52 week periods ended February 2, 2013, respectively.

2013 Balance Sheet Highlights

•	Cash and cash equivalents totaled $133.0 million vs. $43.3 million at last year end;

•	Merchandise Inventories were $720.1 million vs. $680.2 million at last year end. Ending inventory included approximately $175 million related to advantageous pack and hold purchases vs. approximately $90 million last year. The Company expects these purchases to contribute to its sales and margin objectives in Fiscal 2014. Comparable store inventory decreased 9.2%.

Store Expansion

During Fiscal 2013, the Company opened 21 net new stores, ending the year with 521 stores.

Fiscal 2014 Outlook

The Company previously introduced long term targets that on an annual basis included:

•	Comparable store sales growth in the range of 2% to 3%;

•	Adjusted EBITDA margin expansion in the range of 10 to 20 basis points;

•	Adjusted Net income growth of more than 20%

For Fiscal 2014, The Company expects to deliver performance consistent with these long term targets. Specifically:

•	Net sales to increase in the range of 5.8% to 6.8%;

•	Comparable store sales to increase between 2% to 3%;

•	Net new store openings are expected to include two locations opening in April, one location opening in May and twenty-two stores in the Fall;

•	Adjusted EBITDA margin expansion of 10 to 20 basis points for the full year;

•	Interest expense is expected to approximate $103 million;

•	Tax rate is expected to approximate 40%; and

•	Fully Diluted Adjusted Net Income is expected in the range of $1.25 to $1.35 per share, utilizing a fully diluted share count of 75.5 million shares.

For the first quarter of Fiscal 2014 (the 13 weeks ending May 3):

•	Comparable store sales are expected to increase 2% to 3%;

•	Adjusted Net Income per share is expected in the range of $0.19 to $0.23 vs. $0.08 per diluted share last year;

•	The Company expects to open two new stores.

Fourth Quarter and Fiscal Year 2013 Conference Call

The Company will hold a conference call on Thursday, March 20, 2014 at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter Fiscal 2013 results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562. The conference ID is 13576565. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 20, 2014, through March 27, 2014. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay passcode is 13576565. Additionally, a replay of the call will be available on the investor relations page of the company’s website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc. operates a national chain of off-price retail stores offering ladies, men’s and children’s apparel and accessories, home goods, baby products and coats. As of February 1, 2014, the end of the Company’s fiscal year, the Company served its customers through its 521 stores in 44 states and Puerto Rico. For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Investor Relations Contact:

855-973-8445

Info@BurlingtonInvestors.com

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands, except share and per share data)

	February 1, 2014	February 2, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$132,984	$43,336
Restricted Cash and Cash Equivalents	32,100	34,800
Accounts Receivable (Net of Allowances for Doubtful Accounts of $109 at February 1, 2014 and $81 at February 2, 2014)	35,678	41,734
Merchandise Inventories	720,052	680,190
Deferred Tax Assets	13,475	6,133
Prepaid and Other Current Assets	77,708	66,243
Prepaid Income Taxes	4,523	7,218

Total Current Assets	1,016,520	879,654
Property and Equipment—Net of Accumulated Depreciation and Amortization	902,657	878,305
Tradenames	238,000	238,000
Favorable Leases—Net of Accumulated Amortization	292,553	322,081
Goodwill	47,064	47,064
Other Assets	124,298	112,978

Total Assets	$2,621,092	$2,478,082

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$542,987	$500,406
Other Current Liabilities	301,803	238,865
Current Maturities of Long Term Debt	59,026	784

Total Current Liabilities	903,816	740,055
Long Term Debt	1,369,159	1,335,532
Other Liabilities	255,877	229,425
Deferred Tax Liabilities	242,708	253,339

Common Stock, Class L	—	1,029,189

Stockholders’ Deficit:
Preferred Stock, $0.0001 Par Value: Authorized: 50,000,000 shares; no shares issued and outstanding
Common Stock, $0.0001 Par Value: Authorized: 500,000,000 shares and 568,416,244 shares at February 1, 2014 and February 2, 2013, respectively;
Issued: 74,218,275 shares and 517,979,682 shares at February 1, 2014 and February 2, 2013, respectively;
Outstanding: 73,686,524 shares and 513,167,094 shares at February 1, 2014 and February 2, 2013, respectively	7	47
Additional Paid-In-Capital	1,346,259	—
Accumulated Deficit	(1,492,409)	(1,109,501)
Treasury Stock at cost: 531,751 shares and 4,812,588 shares at February 1, 2014 and February 2, 2013, respectively	(4,325)	(4)

Total Stockholders’ Deficit	(150,468)	(1,109,458)

Total Liabilities and Stockholders’ Deficit	$2,621,092	$2,478,082

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited)

(All amounts in thousands)

	Year Ended		Three Months Ended
	February 1, 2014 (52 weeks)	February 2, 2013 (53 weeks)	February 1, 2014 (13 weeks)	February 2, 2013 (14 weeks)
REVENUES:
Net Sales	$4,427,503	$4,131,379	$1,334,277	$1,316,882
Other Revenue	34,484	34,125	10,386	11,074

Total Revenue	4,461,987	4,165,504	1,344,663	1,327,956
COSTS AND EXPENSES:
Cost of Sales	2,695,957	2,530,124	778,348	772,301
Selling and Administrative Expenses	1,391,788	1,312,682	374,178	367,475
Costs Related to Debt Amendments, Termination of Advisory Agreement and Other	23,026	4,175	1,063	950
Stock Option Modification Expense	10,418	—	1,386	—
Restructuring and Separation Costs	2,171	2,999	(7)	558
Depreciation and Amortization	168,195	166,786	41,884	46,038
Impairment Charges—Long-Lived Assets	3,180	11,539	2,799	10,439
Other Income, Net	(8,939)	(8,115)	(2,631)	(1,785)
Loss on Extinguishment of Debt	16,094	2,222	15,476	(1,191)
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	127,739	113,927	27,390	29,398

Total Costs and Expenses	4,429,629	4,136,339	1,239,886	1,224,183
Income Before Income Tax Expense	32,358	29,165	104,777	103,773
Income Tax Expense	16,208	3,864	41,193	35,828

Net Income	$16,150	$25,301	$63,584	$67,945

Total Comprehensive Income	$16,150	$25,301	$63,584	$67,945

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	February 1, 2014 (52 weeks)	February 2, 2013 (53 weeks)
OPERATING ACTIVITIES
Net Income	$16,150	$25,301
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	168,195	166,786
Amortization and Write-Off of Debt Issuance Costs	9,574	5,805
Impairment Charges – Long-Lived Assets	3,180	11,539
Accretion of Senior Notes	2,998	1,899
Interest Rate Cap Agreement—Adjustment to Market	68	45
Provision for Losses on Accounts Receivable	304	115
Deferred Income Tax (Benefit)	(17,973)	(6,536)
Loss on Disposition of Fixed Assets and Leasehold Improvements	1,157	2,233
Non-Cash Loss on Extinguishment of Debt – Write-off of Deferred Financing Fees	11,506	2,222
Non-Cash Stock Compensation Expense	10,203	2,747
Non-Cash Rent Expense	(11,059)	(9,873)
Deferred Rent Incentives	41,571	33,400
Excess Tax Benefit from Stock Based Compensation	—	(497)
Insurance Recoveries	3,573	4,000
Changes in Assets and Liabilities:
Accounts Receivable	1,573	(11,814)
Merchandise Inventories	(39,862)	2,070
Prepaid and Other Current Assets	(8,961)	(11,891)

Accounts Payable	42,581	224,121
Other Current Liabilities	51,096	14,795
Other Long Term Assets and Long Term Liabilities	3,477	(3,958)

Net Cash Provided by Operating Activities	$289,351	$452,509
INVESTING ACTIVITIES
Cash Paid for Property and Equipment	(168,267)	(166,721)
Change in Restricted Cash and Cash Equivalents	2,700	—
Proceeds from Sale of Property and Equipment and Assets Held for Sale	773	1,435
Lease Acquisition Costs	—	(530)

Net Cash Used in Investing Activities	$(164,794)	$(165,816)
FINANCING ACTIVITIES
Proceeds from Long Term Debt—ABL Line of Credit	806,800	459,800
Principal Payments on Long Term Debt—ABL Line of Credit	(806,800)	(649,800)
Proceeds from Long Term Debt —Term Loan	—	116,913
Principal Payments on Long Term Debt—Term Loan	(36,533)	(205,749)
Proceeds from Long Term Debt—Holdco Notes	343,000	—
Principal Payments on Long Term Debt – Holdco Notes	(221,777)	—
Repayment of Capital Lease Obligations	(920)	(768)
Payment of Dividends	(336,000)	(1,711)
Repurchase of Treasury Shares	—	(7)
Proceeds from Stock Option Exercises and Related Tax Benefits	2,527	2,760
Debt Issuance Costs	(22,126)	(459)
Proceeds from Initial Public Offering	260,667	—
Offering Costs	(23,747)	—

Net Cash Used in Financing Activities	$(34,909)	$(279,021)
Increase in Cash and Cash Equivalents	89,648	7,672
Cash and Cash Equivalents at Beginning of Period	43,336	35,664

Cash and Cash Equivalents at End of Period	$132,984	$43,336

Supplemental Disclosure of Cash Flow Information
Interest Paid	$111,533	$108,180

Net Income Tax Payments	$2,769	$4,191

Accretion of Class L Preferred Return	$104,860	$141,571

Non-Cash Investing Activities:
Accrued Purchases of Property and Equipment	$21,604	$14,102

Acquisition of Capital Lease	$887	$—

Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA

The following tables calculate the Company’s Adjusted Net Income, Pro Forma Adjusted Net Income Per Share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, depreciation, amortization and impairment, stock option modification expense, advisory fees and costs related to debt amendments, termination of advisory agreement and other), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as consolidated net income for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, termination of advisory agreement and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at Adjusted Net Income.

Pro Forma Adjusted Net Income per Share is defined as Adjusted Net Income divided by the pro forma weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income, Pro Forma Adjusted Net Income per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of Net Income to Adjusted Net Income for the full year and three months ended February 1, 2014 compared with the full year and three months ended February 2, 2013:

	(unaudited) (in thousands, except share data)
	Year Ended		Three Months Ended
	February 1, 2014 (52 weeks)	February 2, 2013 (53 weeks)	February 1, 2014 (13 weeks)	February 2, 2013 (14 weeks)
Reconciliation of Net Income to Adjusted Net Income:
Net Income	$16,150	$25,301	$63,584	$67,945
Net Favorable Lease Amortization (a)	29,326	31,292	6,826	10,036
Costs Related to Debt Amendments, Termination of Advisory Agreement and Other (b)	23,026	4,175	1,063	950
Stock Option Modification Expense (c)	10,418	—	1,386	—
Loss on Extinguishment of Debt (d)	16,094	2,222	15,476	(1,191)
Impairment Charges (e)	3,180	11,539	2,799	10,439
Advisory Fees (f)	2,909	4,291	35	1,205
Tax Effect (g)	(30,864)	(19,231)	(10,151)	(6,977)

Adjusted Net Income	$70,239	$59,589	$81,018	$82,407

Pro Forma Diluted Weighted Average Shares Outstanding (h)	74,258,714	72,081,804	75,448,762	71,907,434
Pro Forma Diluted Adjusted Net Income Per Share	$0.95	$0.83	$1.07	$1.15

(a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of BCFWC, and are recorded in the line item “Depreciation and Amortization” in the Company’s Condensed Consolidated Statement of Operations and Comprehensive Income.
(b)	Costs are primarily related to advisory and professional fees associated with Amendment No. 1 to the Senior Secured Term Loan Credit Agreement in Fiscal 2012, and Amendments No. 2 and No. 3 to the Senior Secured Term Loan Credit Agreement during Fiscal 2013, as well as fees related to the October 2013 termination of the Advisory Agreement with Bain Capital.
(c)	Represents expenses incurred as a result of the May 2013 stock option modification.
(d)	Represents losses incurred in accordance with ASC Topic No. 470-50, “Debt Modifications and Extinguishments” (Topic No. 470), related to Amendments No. 1 and No. 3 to the Senior Secured Term Loan Credit Agreement in May 2012 and May 2013, respectively, and losses incurred in accordance with ASC Topic No. 405-20, “Extinguishments of Liabilities,” related to the November 2013 partial redemption of the Holdco Notes.
(e)	Represents impairment charges on long lived assets.

(f)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods and recorded in the line item “Selling and Administrative Expenses” in the Company’s Consolidated Statement of Operations and Comprehensive Income.
(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the tax impact of items (a) through (f).
(h)	Pro Forma Weighted Average Shares Outstanding give effect to (a) the cancellation of all existing Class A common stock, (b) the conversion of the Company’s Class L common stock into Class A common stock, (c) the 11-for-1 split of the Company’s Class A common stock, (d) the reclassification of the Company’s Class A common stock and (e) the issuance of 15,333,333 common shares associated with the Company’s Initial Public Offering as if it occurred on January 29, 2012.

The following table shows the Company’s reconciliation of Net Income to Adjusted EBITDA for full year and three months ended February 1, 2014 compared with the full year and three months ended February 2, 2013:

	(unaudited) (in thousands)
	Year Ended		Three Months Ended
	February 1, 2014 (52 weeks)	February 2, 2013 (53 weeks)	February 1, 2014 (13 weeks)	February 2, 2013 (14 weeks)
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$16,150	$25,301	$63,584	$67,945
Interest Expense	127,739	113,927	27,390	29,398
Interest Income	(222)	(141)	(37)	(11)
Loss on Extinguishment of Debt	16,094	2,222	15,476	(1,191)
Costs Related to Debt Amendments, Termination of Advisory Agreement and Other	23,026	4,175	1,063	950
Stock Option Modification Expense	10,418	—	1,386	—
Advisory Fees	2,909	4,291	35	1,205
Depreciation and Amortization	168,195	166,786	41,884	46,038
Impairment Charges	3,180	11,539	2,799	10,439
Tax Expense	16,208	3,864	41,193	35,828

Adjusted EBITDA	$383,697	$331,964	$194,773	$190,601